Exhibit 10.56
                              BDM INTERNATIONAL, INC.
                        SYSTEMS INTEGRATION ALLIANCE AGREEMENT

                               GLOSSARY OF TERMS

As used in this Agreement, the following terms have the meanings outlined below:

"Agreement"-- this non-exclusive Systems Integration Alliance Agreement and any documents incorporated by reference to this Agreement.

"Customer(s)" - identified as K-12 school districts (public and private), correctional institutions, Job Training Partnership Act (JTPA) (and similar governmental programs), adult learning centers (public and private), and institutions of higher education (public and private).

"Project" - a specific opportunity that has been identified and agreed to, in writing by BDM and Seller as a project for which BDM may market and re-sell or cause to be delivered under subcontract or purchase agreement Seller's Products and Services to customer(s).

"BDM Systems Integration Solutions" - identified as project management, infrastructure, training and skills enhancement, consulting, hardware, software, and other professional services as may be required.

Project Management - shall include but not be limited to project oversight, day-to-day project management, project implementation planning, supervising and coordination other vendors and leading sub projects and tasks.

Infrastructure - shall include but not be limited to room selection and site preparation, cabling, system hardware and software, requirements definition and needs assessment, network architecture and design, system design, database design data conversion, migration, installation and integration, and system implementation of infrastructure technology.

Training and Skills enhancement - shall include but not be limited to training , staff development and skills enhancement programs; developing and providing materials to support training and staff development; evaluation; technical support; and other training related services as may be required.

Consulting - shall include but not be limited to organizational analysis, business process re-engineering, standards and specifications development, technology planning, budgeting, curriculum correlation, institutionalizing programs, programmatic evaluation, continuous improvement and other services as may be required.

Hardware (administrative and instructional) - shall include but not be limited to mainframes, mini-computers, workstations, printers, servers, peripherals, network components, telecommunications components, operating systems, databases , system utilities, productivity tools, installation and other components and technologies required to support the infrastructure and technical environment.

Software (administrative and instructional) - shall include but not be limited to administrative and instructional software, application packages, courseware , integrated learning systems productivity tools, office automation software and other software technologies as my be appropriate and installation and maintenance of those packages.

Other professional Services - shall include but not be limited to data center review, facilities planning, operational and systems services, technical support, operations management, trouble shooting, hot-line support ,programming and software maintenance, network management, computer operations, quality control, remote processing/outsourcing, and other services as may be required.

                                   ARTICLE 1
                                   OBJECTIVE

This agreement is made between BDM Federal, Inc., a Delaware corporation with a place of business located at 1801 Randolph Road SE, Albuquerque, New Mexico 87106, hereinafter referred to as "BDM" or "Buyer" and Wasatch Education Systems, a Utah corporation having a place of business at 5250 South 300 West , Suite 101, Salt Lake City, Utah 84107, hereinafter referred to as "WES" or "Seller."

WITNESSETH:
WHEREAS, BDM is engaged in the business of providing professional and technical consulting, systems integration and outsourcing solutions and services to K-12 school districts worldwide, hereinafter referred to as the BDM Solutions, AND:

WHEREAS, WES is engaged in the business of developing interactive educational software and providing training and support services for effective utilization of such software t K-12 school Districts and adult education sites worldwide, hereinafter referred to as Seller's Products and Services, AND:

WHEREAS, Seller agrees to provide BDM rights to market and resell or to obtain and deliver under subcontract or other purchase agreement the Products and Services set forth in this Agreement as Part of BDM Systems Integration Solutions and in the following attached and designated Exhibit, which is incorporated fully and made part of this Agreement.

	EXHIBIT A:       (Description of Products and Services, which both parties
agree may be amended from time to time.)

NOW THEREFORE, in consideration of the representations and agreements contained herein, the parties hereby covenant and agree to enter into this Agreement with the objective of conduction mutually beneficial business activities based on incorporation of Seller's Products and Services into BDM Systems Integration Solutions.

                                  ARTICLE 2
                                  BDM RIGHTS

	Seller hereby grants to BDM, on a non-exclusive basis, the right to market and resell or to procure and deliver under subcontract or purchase agreement under the terms of this Agreement Seller's Products and Services that encompass BDM Systems Integration Solutions pursuant to this Agreement. This right does not preclude BDM from recommending, marketing and or reselling comparable products and services. The right to resell includes integration of standard Seller's Products and Services into comprehensive all-inclusive (hardware, software, training an/or support) BDM system integration solution.. In addition, Seller grants BDM the right to provide training to BDM customers on Seller's Products and Services.

	The parties acknowledge that customer(s) may make certain recommendations to
BDM with regard to Customer(s) requirement.  The parties also recognize that
BDM is ultimately responsible for adoption, rejection, or use of such recommendations and, accordingly, BDM retains full control over, and is solely responsible for, the procurement of products or services obtained for any projects that encompass BDM Systems Integration Solutions.

                                  ARTICLE 3
                                  TERRITORY

Except as otherwise agreed to by both BDM and Seller, it is understood that BDM may market and resell Seller's Products and Services to Customers worldwide for Projects.

Seller understands and agrees that BDM will utilize a combination of BDM employees, field based as well as corporate, to market the Seller's Products and Services and complete projects. BDM will exercise complete control over these resources.

                                   ARTICLE 4
                                BDM OBLIGATIONS

BDM obligations under this agreement are:

(1) Provide Customers with the benefit of skilled support in making product and services decisions, that fairly represent Seller's Products and Services.

(2) Assign BDM staff member(s) to receive training on Seller's Products and Services so they can market, demonstrate, install, use, train, and provide support services to better serve Customer in selecting and utilizing Seller's Products and Services.

(3) Within the first six months of the signed Agreement, discuss options to provide training and ongoing support of Seller's Products and Services utilizing BDM staff.

(4) Invite Seller to participate in projects that encompass BDM Systems Integration Solution.

(5) Recommend to the Customer purchase of Seller's Annual Maintenance Agreement with each sale of Seller's Products.

(6)  Present the Seller's solution to BDM prospects, as appropriate.

(7)  Conform to WES hardware / network specifications.

(8) Make prompt payment in full of valid Wasatch invoices according to the agreed to credit terms.

(9)  Provide installation and training that meets Wasatch standards.

                                 ARTICLE 5
                            SELLER'S OBLIGATIONS

Seller's obligations under this agreement are:

(1) Recommend BDM to Customers requiring systems integration services and/or BDM Systems Integration Solutions.

(2) Provide reasonable training at Seller's expense for BDM personnel on how to market, demonstrate, install, use, and train Seller's Products and Services.

(3) Provide reasonable marketing assistance and marketing materials to BDM, at its own expense, to support projects and opportunities for BDM Systems Integration Solutions.

(4)  Provide Software for demonstration purposes.

(5)  Conduct annual executive briefings.

(6)  Conduct semi-annual sales and marketing briefings.

(7) When acting as a subcontractor to BDM in providing products and services to BDM's Customers, Seller agrees to communicate all actions to BDM as requested, and work to the best of its ability to achieve the common project goals of quality service and customer satisfaction.

(8) For projects, help BDM determine which hardware and software system configurations would best suit Customer needs, and provide both pre and post sale, software support, technical support, information, assistance, and advice to assist Customers in applying and using Seller's Products.

                                  ARTICLE 6
                          RELATIONSHIP OF THE PARTIES

Both parties are independent contractors and nothing in the Agreement authorizes the other party to act as a legal representative or employee of the for any purpose whatsoever. This Agreement does not constitute a joint venture, pooling arrangement, partnership, or formal business organization of any kind and the rights and obligations of the parties shall be only those expressly set forth herein. Neither party shall have the power to bind the other with respect to any obligation to any third party or Customer(s).

                                   ARTICLE 7
                                   PRICING

Seller agrees to sell Seller's Products and Services to BDM for resale at the following discounted prices:

Discount from Current Seller's Published Retail Price (current Seller's Published Retail price to include quantity discounts, if any).

15% discount on software provided
10% discount on printed materials
WES provided installment - no discount
WES provided training - no discount

(Schedule of products and services and associated discounts.)

BDM may resell Seller's Products and Services to BDM customer(s) at a price determined by BDM. Actual procurement of Seller's Products and Services, if an, by BDM will be procured under a BDM purchase order and terms and conditions contained therein.

                                  ARTICLE 8
                          USE OF TRADEMARKS AND LOGOS

During the term of this Agreement, BDM is authorized and permitted by Seller to use and display the registered trademarks and logos of Seller, and other trademarks, service marks and names belonging or licensed to Seller solely in connection with projects, or BDM support and service capabilities for Seller's products and/or consumables, promotion, distribution and sale of Seller's Products and/or Services. BDM will not remove any of the Seller's marks from any Authorized Products or Consumables nor shall BDM add any such marks to such products.

Seller agrees to provide BDM a copy of its logo(s) (electronic and printed) for use in any of BDM's advertising, promotional or proposed material.

Seller shall not use BDM's logo on any of Seller's advertising or promotional materials without BDM's prior written consent.

Seller shall submit to BDM all advertising or promotional material, that use BDM's name, to distributed or used pursuant to this Agreement for BDM's prior written approval to such use or distribution.

                                ARTICLE 9
                                 COSTS

Each party to this Agreement will bear the respective costs, risks, and liabilities incurred by it as a result of its obligations and efforts under this Agreement. Except for purchase orders or contract issued pursuant to the "Pricing" article of this agreement, neither party shall have any right to any reimbursement, payment, or compensation of any kind from each other.

                                ARTICLE 10
                     REPRESENTATIONS OF THE PARTIES

	The parties represent and agree that they will conduct their marketing, implementation and /or support activities in an ethical, professional, business-like manner, and in so doing shall not violate, cause or permit to be violated any federal, state, or local statute, ordinance or regulation as a party to this Agreement.

	Seller represents and agrees that Seller's products provided pursuant to this
Agreement shall conform to the general description as contained in Seller's documentation, brochures and technical publications of such product and shall be operable upon installation.

	For any items procured that are warranted, Seller shall provide to the Customer, through BDM, the Commercial warranties acquired and transferable from Seller at the time of execution of the final acceptance certificate for that item(s).

                                 ARTICLE 11
                                 ASSIGNMENTS

	Seller may not transfer, assign, terminate or delegate its interests, rights, obligations, duties or responsibilities under this Agreement to any third party, without the express written consent of BDM.

	BDM reserves the right to assign its rights and responsibilities hereunder to a subsidiary, affiliated corporation, if approved in advance by Wasatch, such approval will not be unreasonable written.

	The terms and conditions of this agreement shall be binding on and inure to the benefit of any successor of either party.

                                  ARTICLE 12
                                  TERMINATION

	This Agreement may be terminated upon the occurrence of any of the following events:

Either party may terminated this agreement by giving the other party at least ninety (90) days written notice of such termination;

Insolvency or bankruptcy of either party;

	If this Agreement is terminated for any reason, Seller agrees to allow BDM to complete its efforts for any project already underway, or a period of one year form the date the agreement terminated.


                                 ARTICLE 13
                               CONFIDENTIALITY

	The parties shall devote their best efforts to protect the confidentiality of proprietary information, which are identified in writing as being confidential
, which efforts shall be at least as careful as the practices and procedures under which the party protects its own most valuable proprietary information and materials.

	The parties, both during the term of this agreement and at all times thereafter, shall not disclose to any third party without specific written permission, of the other party, any of the Confidential Information transmitted to it. Each party will take all necessary steps to ensure that all of its personnel who shall have any access to the Confidential information shall have undertaken confidentiality obligations similar to those hereunder.

	The confidentiality and non-disclosure obligations set forth above do not apply to information that (a) can be demonstrated to have been in the public domain prior to its disclosure, (b) can be demonstrated to have been in the possession of the Parties prior to the date of this Agreement, (c) becomes part of the public domain by publication or otherwise not due to any unauthorized act of publication or otherwise not due to any unauthorized act of commission by the other party, its agents, employees, affiliates, consultants, successors and assign, (d) is supplied to the other by a third party as a mater of right, or (e) and can be demonstrated to have been subsequently and independently developed by employees or consultants of the other who had no knowledge of information.

                                  ARTICLE 14
                                  PUBLICITY

	All publicity notices issued by either party shall give recognition to the contribution of the other party.

                                  ARTICLE 15
                                  ADDRESSEES

All communications relating to this Agreement shall be directed to the specific individuals identified below:

BDM's Technical   	              		Brenda Raker
Representative:			                	Marketing Manager
				                              	Education Technologies Division
				                              	1501 BDM Way
			                              		McLean, VA 22102
	                              				(703) 848-6337

BDM's Contractual	               		Brian L. Tulga
Representatives:	                		Manager, Contract Administration
			                              		(505) 848-5783/5942 (Fax)

Seller's Technical		              	Cary Evans
Representative:			                	Sr. Technical Support
	                              				808-261-1001

Seller's Contractual            			Ralph Brown
Representative:		                		Chief Financial Officer
		                              			5250 South 300 West, Suite 101
		                              			Salt Lake City, UT 84107

                                  ARTICLE 16
                             APPLICABLE STATE LAW

	This agreement shall be governed by and interpreted under the Laws of the Commonwealth of Virginia, United States of America.

                                 ARTICLE 17
                               HOLD HARMLESS

	Neither party shall be liable to the other for lost profits, loss of use or interruption of business, nor consequential, indirect, special, punitive, or incidental damages under this Agreement.

                               ARTICLE 18
                         NON-WAIVER OF RIGHTS

	Either party's failure to exercise any of its rights under this Agreement shall not constitute a waiver of any past, present, or future right or remedy.

                              ARTICLE 19
                            SEVERABILITY

	If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

                                ARTICLE 20
                      MODIFICATIONS TO THE AGREEMENT

	The terms and conditions contained in this Agreement may not be changed, amended, or modified, except by a written bilateral modification executed by the contractual representatives of the parties. The contractual representatives are those found in Article 15 of the Agreement.

                                 ARTICLE 21
                           SCOPE OF THE AGREEMENT

	This Agreement contains the entire agreement of the parties and cancels and supersedes any previous understanding or agreement related to the subject matter contained herein.  All changes or modifications to this Agreement must be agreed to in writing between the parties.

	IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed.

BDM
BDM FEDERAL, INC.	               			WASATCH EDUCATION SYSTEMS

BY:   /s/    BRIAN L. TULGA      _		BY:     /s/  BARBARA MORRIS        _
NAME TYPED:  BRIAN L. TULGA      _		NAME TYPED:  BARBARA MORRIS        _
TITLE:     CONTRACTS MANAGER     _		TITLE:       PRESIDENT / CEO       _
DATE:           5/18/95          _		DATE:         5/15/95              _